EXHIBIT 3.1
CHARTER OF INCORPORATION
for
SouthEast Bancshares, Inc.
          Section 1. Corporate title. The full corporate title of the company is SouthEast Bancshares, Inc. (hereinafter, the “Corporation”).
          Section 2. Profit. The Corporation is for profit.
          Section 3. Principal office; registered office and agent. The location of both the principal office and the registered office of the Corporation in the State of Tennessee shall be 1878 S Congress Parkway, Athens, McMinn County, Tennessee 37303. The registered agent of the Corporation at that location shall be F. Stephen Miller.
          Section 4. Incorporator. The name, address and zip code of the incorporator are Kathryn Reed Edge, 1200 One Nashville Place, 150 Fourth Avenue North, Nashville, Tennessee 37219.
          Section 5. Duration. The duration of the Corporation shall be perpetual unless otherwise legally terminated.
          Section 6. Objective, purpose and powers. The objective and purpose of the Corporation is to pursue any or all of the lawful objectives of a bank holding company chartered under the Tennessee Business Corporation Act, as amended, and established and regulated under the Corporation Holding Company Act of 1956, as amended, and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution of the State of Tennessee and applicable laws of the State of Tennessee and the United States of America as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Federal Reserve System. The Corporation is for profit.
          Section 7. Capital stock. The Corporation is authorized to issue one class of stock, to be designated as “Common” Stock. The Corporation shall have the authority to issue up

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to ten million (10,000,000) shares of Common Stock, each share with a par value of One Dollar ($1.00). Each share of Common Stock shall be entitled to one vote. The shares of Common Stock may be issued from time to time as authorized by the Board of Directors without the approval of its shareholders except to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the such shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable.
          Section 8. Preemptive rights. Holders of the Common Stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation that may be issued.
          Section 9. Directors. The Corporation shall be under the direction of a Board of Directors. The authorized number of Directors shall not be fewer than five (5) nor more than twenty-five (25) except when a greater number may be approved by operation of law. The Bylaws of the Corporation may, but are not required to, establish staggered terms for Directors consistent with the law of the State of Tennessee.
          Section 10. Cumulative voting. Cumulative voting shall not be permitted for the election of Directors of the Corporation.
          Section 11. Indemnification and Insurance. The Corporation shall indemnify and advance expenses to its Directors, officers, employees and agents, and shall purchase and maintain insurance or furnish similar protection on behalf of its Directors, officers, employees and agents, to the fullest extent authorized by the Tennessee Business Corporation Act and applicable federal law and regulation, and as further defined by the Bylaws of the Corporation, even if such acts may be deemed optional under such Sections of the Tennessee Business Corporation Act.

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          Section 12. Removal of Directors. The Shareholders of the Corporation may remove one (1) or more Directors with or without cause. Any or all of the Directors may be removed for cause by a vote of a majority of the entire Board of Directors. A Director may be removed by the Shareholders or Directors only at a meeting called for the purpose of removing the Director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of Directors.
          Section 13. Bylaws. The Corporation shall have the power to make Bylaws for the regulation and government of the Corporation, its agents or officers, and for all other purposes not inconsistent with the Constitution and laws of the State of Tennessee and those federal laws and regulations applicable to bank holding companies.
          Section 14. Amendment of charter. No amendment, addition, alteration, change, or repeal of this Charter shall be made by the Board of Directors or the Shareholders, except in the manner consistent with the laws of the State of Tennessee. Except as permitted by the Tennessee Business Corporation Act, no proposed amendment shall be valid unless approved by a majority of the Shareholders.
          Dated this 2nd day of May, 2006.

/s/ Kathryn Reed Edge, Esq., Incorporator
Kathryn Reed Edge, Esq., Incorporator
Miller & Martin PLLC 1200 One Nashville Place 150 4th Avenue North Nashville, TN 37219

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